EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2025 with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of PAMT CORP (formerly known as P.A.M. Transportation Services, Inc.) on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of PAMT CORP on Forms S-8 (File No. 333-198950 and File No. 333-284383).

/S/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 12, 2025